Exhibit 99.1

                  Pharmion Appoints Lipomed Swiss and Austrian
                      Distributor for Thalidomide Pharmion

Partnership Agreement Expands Safety Program, Resolves Outstanding Litigation

    BOULDER, Colo., May 3 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) announced today that it has appointed Lipomed as its exclusive distributor of Thalidomide Pharmion in Switzerland and Austria effective
May 1, 2004. Lipomed will also act as Pharmion's distributor partner in those countries for Refludan and Vidaza.

    "We are delighted to have Lipomed as our partner in Switzerland and Austria," said Patrick J. Mahaffy, Pharmion's president and chief executive officer. "In particular, as it relates to Thalidomide Pharmion 50mg, our partnership enhances our ability to provide a safe, consistent and long-term supply of this important drug to patients, and importantly, further expands the use of the Pharmion Risk Management Program to manage the risks of the drug. We have great respect for the business that Lipomed has built and we look forward to a strong partner relationship for the long term."

    Lipomed AG is a Swiss pharmaceutical company founded in 1993. It recently received approval from the European Commission for Litak, its subcutaneous delivery formulation of cladribine, which it has begun distributing in many European countries.

    Pharmion currently sells thalidomide on a compassionate use and named patient basis in Europe and certain other rest-of-world markets while seeking regulatory approval for this drug for the treatment of relapsed/refractory multiple myeloma. The Company holds exclusive marketing and distribution rights for thalidomide from Celgene in markets outside of North America, Japan and certain other Asian countries. Pharmion recently gained marketing approvals in Australia and New Zealand for the use of thalidomide to treat relapsed/refractory multiple myeloma.

    Under the terms of the agreement, Lipomed will exclusively distribute Thalidomide Pharmion 50 mg in Austria and Switzerland and stop selling its own formulation of thalidomide in Austria, Switzerland and all other European markets. In addition, both parties agreed to terminate ongoing patent infringement litigation that Pharmion had initiated against Lipomed last fall.

    Lipomed will utilize Pharmion's strict monitoring system, the Pharmion Risk Management Program (PRMP(TM)) to control the use and distribution of thalidomide, which requires prescribers, pharmacies and patients to register in order to prescribe or dispense thalidomide, and requires all patients to complete an informed consent process and to participate in a confidential surveillance registry.

    The PRMP is based on the STEPS(TM) program, the first FDA-approved managed pharmaceutical delivery program, developed by Celgene Corporation in cooperation with the US Food and Drug Administration. Pharmion licensed the rights to thalidomide and the STEPS program from Celgene in 2001, and markets the drug under the name Thalidomide Pharmion 50mg.


    About Multiple Myeloma:

    Multiple myeloma is the second most common cancer of the blood, representing approximately one percent of all cancers and two percent of all cancer deaths with a worldwide prevalence of approximately 200,000 cases.

    Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease is unknown.


    About Pharmion:

    Pharmion is focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the US, Europe and additional international markets. For additional information about Pharmion, please visit the company's website at www.pharmion.com.


    Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing of regulatory approvals for Thalidomide Pharmion 50mg and Vidaza; the impact of competition from other products under development by Pharmion's competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion's ability to successfully acquire rights to develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion's filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.



SOURCE  Pharmion Corporation
    -0-                             05/03/2004
    /CONTACT: Breanna Burkart or Anna Sussman, Directors, Investor Relations and Corporate Communications, Pharmion Corporation, +1-720-564-9150/
    /Web site:  http://www.pharmion.com /
    (PHRM)

CO:  Pharmion Corporation; Lipomed AG
ST:  Colorado, Switzerland, Austria
IN:  HEA MTC BIO
SU:  LIC